UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 26, 2009

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

800 N. Church Street, Suite C, Palestine, Texas, 75801

(Address of principal executive offices)

(903) 723-0395

Registrant’s telephone number, including area code

112 E. Oak Street, Suite 200, Palestine, Texas, 75801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 8.01

Other Events

On November 14, 2007, Wentworth Energy, Inc. (the “Company”) amended several of its stock option agreements (the “Amendments”) to remove all service conditions, effectively accelerating the remaining unrecognized compensation.  In accordance with Statement of Financial Accounting Standards No. 123(R), the fair value of a stock-based award is measured on the grant date and the compensation cost is recognized over the requisite service period.  However, the amount of compensation cost recognized at any date must at least equal the portion of the value of the award that is not contingent upon either a service condition or a performance condition at that date.  Upon execution of the Amendments, the full amount of unrecognized compensation expense was accelerated and should have been recorded in the fourth quarter of 2007.

In its Current Report on Form 8-K dated November 7, 2008, the Company reported that the financial statements included in the Form 10-KSB/A for the Company’s fiscal year ended December 31, 2007, and Form 10-Q for the Company’s three month period ended March 31, 2008 and six month period ended June 30, 2008 should no longer be relied upon because of an error in recording the Amendments.  The Company estimated at that time that the correction of this error would result in an increase in general and administrative expenses of $2.1 million.  The Company no longer believes that this estimate is accurate, is presently working with its independent accountants on the applicable financial statements, and will file amendments to each of the Form 10-KSB/A for the Company’s fiscal year ended December 31, 2007, Form 10-Q for the Company’s three months ended March 31, 2008 and Form 10-Q for the Company’s six months ended June 30, 2008, as soon as reasonably possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 26, 2009

WENTWORTH ENERGY, INC.

/s/ Francis K. Ling

Francis K. Ling, Chief Financial Officer